EXHIBIT D

PRICING SUPPLEMENT

Pricing Supplement Dated: May 28, 2002	Rule 424(b)(3)
(To Prospectus Supplement Dated May 3, 2002 and Prospectus Dated April 12,2002)	File No. 333-33814
Pricing Supplement No. 0001

U.S. $ 500,000,000

MARSHALL & ILSLEY CORPORATION

MINOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date: 5/28/02

Issue Date: 5/31/02

Purchasing Agent: A.G. Edwards & Sons, Inc.

Agents: Robert W. Baird & Co., Prudential Securities,

UBS PaineWebber Inc.
CUSIP	AGGREGATE PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO ISSUER	SENIOR OR SUB-ORDINATED	INTEREST RATE
57183MAA8	$4,743,000	100%	1.00%	$4,695,570	Senior	5.00%

INTEREST PAYMENT FREQUENCY	MATURITY DATE	SURVIVOR’S OPTION	REDEMPTION OR REPAYMENT YES/NO	REDEMPTION/ REPAYMENT TERMS
Monthly	12/15/07	Yes	No	Not Applicable

Other Terms: First Coupon Date: July 15, 2002